Exhibit 99.1

Contacts:

For investors –Mona Zeehandelaar– phone: 215 564.6600, ext. 3674

                email:mona.zeehandelaar@radianmi.com

For the media – Emily Riley – phone: 215 564.6600, ext. 3328 email: emily.riley@radianmi.com

Radian Announces Pricing of $250 Million 5.625% Senior Unsecured Notes

PHILADELPHIA, Pa., February 11, 2003 — Radian Group Inc. (NYSE: RDN) today announced that it has priced its previously announced private placement of $250 million of ten-year senior unsecured notes, which were placed with qualified institutional buyers. The notes will mature on February 15, 2013, and will bear interest at an annual rate of 5.625%.

The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A or Regulation S under the Securities Act of 1933, as amended. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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